Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), by and between LifeStance Health, Inc. (the “Company”), a Delaware corporation with its principal place of business in Bellevue, Washington, and Gwendolyn H. Booth (the “Executive”), is entered into as of May 14, 2020 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are party to that certain Employment Agreement, dated as of March 10, 2017 (the “Prior Agreement”);

WHEREAS, the Company desires to continue the employment of the Executive by entering into the terms of this Agreement, which shall supersede the terms and conditions of the Prior Agreement in its entirety, effective as of the Effective Date, and the Executive desires to enter into this Agreement and to accept such continued employment, subject to the terms and conditions set forth herein;

WHEREAS, the Executive hereby waives any and all claims he may have to terminate his employment for Good Reason (as defined in this Agreement or the Prior Agreement) on the basis of his entry into this Agreement; and

WHEREAS, the Executive is willing to enter into this Agreement and agrees that the Executive shall receive good and valuable consideration in exchange for doing so; such consideration includes, but is not limited to, continued employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises, terms, provisions and conditions set forth in this Agreement and other good and valuable consideration, the parties hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to the Executive’s continued employment, and the Executive hereby accepts the terms of such continued employment.

2. Term. The Executive’s employment under this Agreement shall continue until terminated pursuant to Section 5 hereof.

3. Capacity and Performance.

(a) The Executive shall continue to serve the Company as its Chief Operating Officer, reporting directly to the Chief Executive Officer or his or her designee. In addition, and without further compensation, the Executive shall continue to serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b) The Executive shall continue to be employed by the Company on a full- time basis and shall continue to perform the duties and responsibilities of her position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Chief Executive Officer or his or her designee.

(c) The Executive shall continue to devote substantially all of her business time and her best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of her duties and responsibilities hereunder; provided, that, the Executive may make passive personal investments, engage in outside business activities that do not violate the provisions of Sections 7, 8 or 9 hereof or engage in other activities for any charitable or other non-profit institution; provided, that, such activities do not conflict with the interests of the Company or any of its Affiliates or otherwise interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities or the time required for the discharge of those duties and responsibilities.

4. Compensation and Benefits. During the Executive’s continued employment hereunder, as compensation for all services performed by the Executive hereunder and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of Two Hundred Seventy-One Thousand and Eight Hundred Ninety-Six Dollars and Four Cents ($271,896.04) per annum, payable in accordance with the payroll practices of the Company for its executives (the “Base Salary”). The Base Salary will continue to be reviewed by the Company’s Board of Directors (the “Board of Directors”) or, if applicable, the Compensation Committee thereof, at least annually, and may be increased from time to time in the sole discretion of the Board of Directors or Compensation Committee, as applicable.

(b) Incentive and Bonus Compensation. The Executive shall continue to be eligible to receive an annual bonus based upon her performance and that of the Company for each calendar year; provided, that, the Executive continues to be employed by the Company at the time that such bonus is paid by the Company. The target bonus amount will be a minimum of fifty percent (50%) of the Executive’s then current Base Salary, and the Executive will be eligible for a bonus in excess of fifty percent (50%) of the Executive’s then current Base Salary for exceptional performance. Such bonus shall be based on the Executive’s and the Company’s achievement of the revenue and income and/or such other goals and objectives as may be established by the Board of Directors or, if applicable, the Compensation Committee thereof. The amount of bonus payments payable to the Executive under this Section 4(b) and the satisfaction of such goals and objectives shall be determined promptly and reasonably by the Board of Directors or, if applicable, the Compensation Committee thereof, and, if earned, such bonus payments shall be paid not later than two and one-half (2 1⁄2) months following the end of the calendar year for which the bonus was earned.

(c) [Reserved.]

(d) Vacations. The Executive shall continue to be entitled to earn vacation at the rate of three (3) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e) Other Benefits. The Executive shall continue to be entitled to participate in any and all Employee Benefit Plans (as defined below) from time to time in effect for employees of the Company generally, including group health, disability and life insurance programs, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall continue to be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f) Business Expenses. The Company shall continue to pay or reimburse the Executive for all reasonable business expenses (including expenses for business-related travel and business entertainment) incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to Company policies on business expenses as in effect from time to time for senior executives and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement for business expenses hereunder shall continue to be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

5. Termination of Employment and Termination Payments. Upon the termination of the Executive’s employment, the Executive shall be entitled to payments under the following circumstances as follows.

(a) Final Compensation. In the event of the termination of the Executive’s employment for any reason, the Company shall pay to the Executive or, in the event of the Executive’s death, to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to her estate, the following: (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of the Executive’s termination, (ii) pay for any vacation time earned but not used through the date of the Executive’s termination, and (iii) any business expenses incurred by the Executive but un- reimbursed on the date of the Executive’s termination (provided, that, such expenses and required substantiation and documentation are submitted within sixty (60) days of the Executive’s termination and are reimbursable under the applicable Company policy in effect at the time) (all of the foregoing, collectively, “Final Compensation”). The payment of Final Compensation shall be made not later than the required payment date under applicable law following the termination of the employment of the Executive.

(b) Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate and the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to her estate, the Executive’s Final Compensation. The Company shall have no further obligation to the Executive hereunder.

(c) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes Disabled during her employment hereunder. “Disability” or “Disabled” shall (A) have the meaning set forth in the Company’s long-term disability insurance policy in effect from time to time for management employees of the Company or (B) mean the Executive, due to the Executive’s illness, injury, accident or condition of either a physical or psychological nature, is unable to perform substantially all of her duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.

(ii) In the event of such termination due to Disability, provided, that, no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then, subject to the requirement for a release of claims as provided in Section 5(j) below, the Company shall also continue to pay the Executive her then-current Base Salary (less any wage continuation payment amounts recovered by the Executive under any health and disability insurance plans or agreements available through the Company) for a period of six (6) months following the date of the Executive’s termination.

(iii) The wage continuation payments shall commence not later than sixty (60) days following the termination of employment of the Executive, subject to the requirement for a release of claims as provided in Section 5(j) below.

(iv) The Chief Executive Officer may designate another employee to act in the Executive’s place during any period of the Executive’s Disability; provided, that, such other employee shall relinquish such duties when the period of the Executive’s Disability ends and the Executive is able to continue to perform substantially all of her duties and responsibilities hereunder. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the termination of her employment, less any wage continuation payment amounts recovered by the Executive under any health and disability insurance plans and agreements available through the Company.

(v) If any question arises as to whether, during any period, the Executive is Disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician (such physician to be trained in the area of medicine to which the Executive’s disability relates) selected by the Company and to whom the Executive or her duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is so Disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question arises and the Executive fails to submit to such medical examination, a determination of the issue by the Company shall be binding on the Executive.

(d) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth, in reasonable detail, the nature of such Cause. The following, as determined by the Company in its reasonable judgment, shall constitute Cause for termination:

(i) willful failure to perform (other than by reason of Disability), or refusal to carry out, the lawful duties and responsibilities of the Executive’s position or any direction from the Chief Executive Officer or the Board of Directors which is lawful and reasonably consistent with the Executive’s duties and responsibilities, which failure or refusal, if susceptible of cure, remains uncured or continues or recurs after fifteen (15) days’ notice from the Company specifying, in reasonable detail, the nature of the failure or refusal;

(ii) material breach by the Executive of any fiduciary duty or of any provision of this Agreement or any other agreement with the Company or any of its Affiliates;

(iii) fraud, embezzlement or other material dishonesty with respect to the Company or gross neglect of duties by the Executive;

(iv) willful engagement in gross misconduct materially injurious to the Company or any of its Affiliates; or

(v) plea of guilty or nolo contendere to or conviction of a felony or other crime involving moral turpitude.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(e) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon ten (10) days’ written notice to the Executive. In the event of termination of the Executive’s employment pursuant to this Section 5(e), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive her Base Salary for the ten (10)-day notice period (or for any remaining portion of such period). In the event of such termination, in addition to Final Compensation and, provided, that, no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then, subject to the requirement for a release of claims as provided in Section 5(j) below, (i) the Company shall pay the Executive an amount equal to six (6) months of Base Salary at the rate in effect on the date of the Executive’s termination; (ii) if the Executive elects to continue her participation in the Company’s health and dental insurance plans under the federal law commonly known as “COBRA,” the Company shall pay the Executive an amount each month, as taxable compensation, for the full premium cost of the Executive’s continued participation in such plans (including coverage for her dependents) for a period of six (6) months following the date of the Executive’s termination (provided, that, the Executive is entitled to continue such participation under applicable law and plan terms); and (iii) if the Executive elects to continue her participation in any Company insurance plans in which she was participating on the date of her termination, other than the health and dental insurance plans, the Company shall pay the full premium cost of the Executive’s participation in such plans for a period of six (6) months following the date of the Executive’s termination (provided, that, the Executive is entitled to continue such participation under applicable law and plan terms, and provided, further, that if the Executive is not eligible to continue such participation, the Company shall pay the Executive an amount equal to the amount it would have paid for such continued premium costs as taxable compensation).

The wage continuation and insurance premium payments pursuant to clauses (i), (iii) and (iv) above shall commence not later than sixty (60) days following the termination of employment by the Executive, subject to the requirement for a release of claims as provided in Section 5(j) below.

(f) By the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason by providing notice to the Company within thirty (30) days of the initial occurrence of the condition giving rise to Good Reason, setting forth, in reasonable detail, the nature of such Good Reason (the “Notice”). The following, if not cured by the Company within thirty (30) days following receipt of the Notice, shall constitute Good Reason for termination by the Executive:

(i) significant diminution in the nature or scope of the Executive’s responsibilities, duties or authority (including, without limitation, a diminution due to the Company having hired another senior executive officer to whom the Executive is requested by the Company to report, and any change in the Executive’s reporting relationship such that she no longer reports directly to the Chief Executive Officer) without the Executive’s consent; provided, that, the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, any diminution of the business of the Company and/or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute “Good Reason”;

(ii) significant failure of the Company, without the Executive’s consent, to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof;

(iii) requiring the Executive to relocate her principal place of business, without her consent, more than thirty-five (35) miles from its then-current location; or

(iv) any significant breach of this Agreement by the Company, without the Executive’s consent, which has a material adverse effect on the Executive.

The Company will have thirty (30) days from receipt of the Notice to cure the event specified in the Notice, and if it fails to do so, the Executive’s employment will terminate for Good Reason on the first day following the expiration of such thirty (30)-day cure period.

In the event of termination in accordance with this Section 5(f), and provided, that, no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then, subject to the requirement for a release of claims as provided in Section 5(j) below, the Executive will be entitled to the same pay and benefits she would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(e) above; provided, that, if the Executive terminates her employment for Good Reason pursuant to Section 5(f)(ii) because the Company has reduced the Executive’s Base Salary, the severance payment will be calculated using the Base Salary that was in effect immediately prior to the reduction that triggered the Good Reason.

The wage continuation and insurance premium payments shall commence not later than sixty (60) days following the termination of employment by the Executive, subject to the requirement for a release of claims provided in Section 5(j) below.

(g) By the Executive Other than for Good Reason. The Executive may terminate her employment hereunder at any time upon thirty (30) days’ written notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the employment of the Executive pursuant to this Section 5(g), the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive her Base Salary for the initial thirty (30) days of the notice period (or for any remaining portion of such period).

(h) [Reserved.]

(i) Timing of Payments. If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(j) Release of Claims as a Condition for Payment. Any obligation of the Company to provide any separation payments and benefits to the Executive under Sections 5(c), 5(e), 5(f) or 5(g) (not including any Final Compensation) is conditioned upon the Executive signing and returning to the Company a timely and effective release of all claims against the Company, its Affiliates and subsidiaries and their employees, directors, agents and representatives, on a form to be provided by the Company (the “Release of Claims”) which must be executed and become irrevocable in accordance with the timing requirements set forth therein and in all events within sixty (60) days of the termination of the employment of the Executive.

(i) The Release of Claims required for the separation payments and benefits creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it.

(ii) Any wage continuation and insurance premium payments to which the Executive may be entitled to receive under Sections 5(c), 5(e), 5(f) or 5(g) shall be payable in accordance with the normal payroll practices of the Company and will begin on the Company’s next regular pay date which occurs on or after the sixtieth (60th) day following Executive’s termination of employment; provided, that, the Release of Claims has become effective and irrevocable by such date and has been delivered to the Company, and the first payment shall include all payments that would have otherwise been made between Executive’s termination of employment and such first regular pay date occurring on or after such sixtieth (60th) day, absent the delay.

(iii) [Reserved.]

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s insurance plans, in each case, under the applicable termination provision of Section 5, shall constitute the entire obligation of the Company to the Executive hereunder. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except for any right of the Executive to continue participation in the Company’s insurance plans in accordance with Section 5 hereof and applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(c), 5(e), 5(f) or 5(g) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5, no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive shall not, at any time, including following the termination of the Executive’s employment, directly or indirectly (through another person or entity), disclose (except as permitted by this Agreement or in the normal course of providing services to the Group or as otherwise permitted by the board of directors or managers of a member of the Group) to any Person the Confidential Information; provided, that, in the event that the Executive is requested or required by applicable law or stock exchange rule (including by request for information or documents in any legal proceeding, interrogatory, discovery requests, subpoena, court order, civil investigative demand or similar process or otherwise) to disclose any Confidential Information, the Executive shall notify (unless prohibited by law) the Company promptly of such request or requirement, so that the Company may seek, at its own expense, an appropriate protective order or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive, on the advice of outside legal counsel (which may be in-house counsel), is required to disclose any Confidential Information, the Executive may disclose such Confidential Information without liability hereunder; provided, however, that the Executive shall use the Executive’s commercially reasonable efforts (at the Company’s expense) to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information by the Executive. The Executive may also disclose Confidential Information pursuant to any employment or compensation-related agreement (including the limited partnership agreement (or similar governing document) of any holding vehicle formed to facilitate any Sponsor Investor’s (as such term is defined in the LP Agreement), the Executive’s and/or any other Person’s post-Closing investments in the Group) of the Executive.

(b) Nothing in this Agreement shall prohibit or restrict any member of the Group, the Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding or as required by applicable law or legal process), including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts any member of the Group or the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(c) Pursuant to 18 U.S.C. Section 1833(b), the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Group that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. Section 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

8. Assignment of Rights to Inventions. The Executive shall promptly and fully disclose all Inventions, as defined below, to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Inventions. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Inventions to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Inventions. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive continues to agree that some restrictions on her activities during and after her employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(a) Non-Competition.

(i) During the Executive’s employment and until the eighteen (18)- month anniversary of the date on which the Executive’s employment ceases for any or no reason (the “Non-Competition Restriction Period”), the Executive shall not directly or indirectly (through another person or entity) own, acquire or control any interest, financial or otherwise, in, and/or otherwise manage, operate, control or participate in the ownership, management, operation or control of, loan or otherwise provide financing or financial assistance of any kind to, be employed by or otherwise provide services to, or otherwise engage in, any Restricted Business throughout the Restricted Territory, in each case, for pay or not for pay; provided, however, that the Executive shall be entitled to own not more than two percent (2%) of the issued and outstanding equity securities of any class of securities of any entity that engages in a Restricted Business so long as the Executive does not have any active participation in the business of such entity. For the avoidance of doubt, the Executive may provide services to an entity which engages in a Restricted Business through a division, unit, subsidiary or Affiliate so long as the Executive does not provide services, directly or indirectly (through another person or entity), to such division, unit, subsidiary or Affiliate.

(ii) If the Executive is terminated by the Company due to a “layoff” within the meaning of 2019 Wash. Legis. Serv. Ch. 299 (S.H.B. 1450), the amounts payable to the Executive pursuant to Section 9.(a)(i) above shall constitute sufficient consideration for imposition of the non-competition covenants set forth in Section Error! Reference source not found.(i) above during the six (6)-month period immediately following the Executive’s termination of employment (the “Initial Non-Competition Restriction Period”). To the extent the post- termination Non-Competition Restriction Period extends beyond the Initial Non-Competition Restriction Period (such additional period, the “Additional Non-Competition Restriction Period”), the Company shall pay the Executive severance in the form of Base Salary continuation during such Additional Non-Competition Restriction Period; provided, that, such Base Salary payments during the Additional Non-Competition Restriction Period will be reduced by the amount of any compensation earned by the Executive through subsequent employment during the Additional Non-Competition Restriction Period (less all authorized or required taxes, withholdings or other deductions). Accordingly, if at any time during the Additional Non-Competition Restriction Period, the Executive becomes entitled to or receives compensation from subsequent employment, the Executive shall immediately notify the Company in writing of such compensation arrangement, including the amount of such compensation and timing of payments. Notwithstanding anything to the contrary in the foregoing, the Company shall have the unilateral right to waive imposition of the non-competition covenant during all or any portion of the Additional Non-Competition Restriction Period by providing written notice to the Executive of such waiver at the time of the termination of the Executive’s employment. If the Company (in its sole direction) exercises such right, the term “Non-Competition Restriction Period” shall end at the end of the Initial Non- Competition Restriction Period (or such later date within the Additional Non-Competition Restriction Period selected by the Company in its sole discretion), and no severance or further payments shall be due or owing to the Executive beyond the specified date pursuant to this Section 9(a)(ii).

For the avoidance of doubt, if the Executive is terminated for Cause, the non-competition covenants set forth in Section 9(a)(i) above shall apply to the Executive during the entire Non- Competition Restriction Period without payment of any additional consideration (including, without limitation, the severance described above).

(b) Covenant Not to Solicit Customers. The Executive covenants and agrees that, while the Executive is employed by the Company and for eighteen (18) months following her termination of employment (together, the “Restriction Period”), the Executive shall not, directly or indirectly, (i) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish such customer’s relationship with them; or (ii) seek to persuade any customer or prospective customer of the Company or any of its Affiliates to conduct with any other Person any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, that, these restrictions shall apply (A) only with respect to any Person who is or has been a customer of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (B) only if the Executive has performed work for such Person during the Executive employment or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(c) Covenant Not to Solicit or Hire. The Executive covenants and agrees that, during the Restriction Period, the Executive shall not, directly or indirectly, (i) solicit, recruit, induce or encourage any employee, clinician, independent contractor or service provider of any member of the Group to leave the employ of or cease providing services to any member of the Group, (ii) hire, employ, recruit or otherwise engage any Restricted Person, provided, that, absent a violation of clause (i) above, the Executive may undertake the actions in this clause (ii) with respect to third party service providers who are not clinicians and who do not provide services primarily to a member of the Group or (iii) take any other action that is intended to induce or encourage, or has the direct and intended effect of inducing or encouraging any Restricted Person to terminate his or her employment with, or cease providing services to, any member of the Group; provided, that, the foregoing shall not prohibit any Person from (A) making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at any Restricted Person and no Restricted Person is hired as a result thereof (other than pursuant to the proviso in clause (ii) above) or (B) providing a reference unrelated to any solicitation or hiring otherwise prohibited by this Section 9(c).

(d) Return of Company Property. Within ten (10) days following the date of any termination of the Executive’s employment, or upon the Company’s earlier request, the Executive, or the Executive’s personal representative, shall return all property of the Group and its Affiliates in the Executive’s possession, including, but not limited to, all computer equipment (hardware and software), telephones, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies of any documentation or information (however stored) relating to the business of the Group and its Affiliates or their respective current or prospective customers or clients. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information; (ii) information showing the Executive’s compensation or relating to reimbursement of the Executive’s business expenses; and (iii) copies of plans, programs and agreements relating to

(e) Executive’s employment, or termination thereof, with the Group or its Affiliates which the Executive received in Executive’s capacity as a participant therein.

(f) Non-Disparagement. During the Executive’s employment and at any time after termination thereof, the Executive shall not, directly or indirectly (through another person or entity), make any statement, written or oral, that would disparage or criticize the business or reputation of any member of the Group or any such Group member’s officers, managers, directors or employees; provided, however, that nothing in this Section 9(e) shall prevent the Executive from (i) giving truthful testimony obtained through subpoena or court order, (ii) giving any truthful information provided pursuant to investigation by any governmental authority, (iii) giving any truthful information provided pursuant to any claim by a party to the LP Agreement or this Agreement or any employment or compensation-related agreement (including the limited partnership agreement (or similar governing document) of any holding vehicle formed to facilitate any Sponsor Investor’s, the Executive’s and any other Person’s post-Closing investments in the Group) of the Executive, (iv) correcting inaccurate statements made about, as applicable, the Executive or any member of the Group or (v) making statements in the normal course of providing services to a member of the Group (including performance reviews by, as applicable, the Executive or a member of the Group).

(g) Tolling. Notwithstanding any other provision to the contrary herein, the Restriction Period shall be tolled (and the applicable period extended) during the pendency of any action seeking to enforce or determine the enforceability of the covenants contained in this Agreement if it is ultimately determined that the Executive was in breach of such covenants during the pendency of such action or if any temporary restraining order, injunction, judgment or settlement is entered against or agreed to by the Executive by reason of such alleged violations during the pendency of such actions.

(h) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Group, that could reasonably give rise to a conflict of interest or otherwise interfere, whether individually or in the aggregate, with his duties and obligations to the Group.

10. Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that (a) each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; (b) each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and (c) these restraints, individually or in the aggregate, will not prevent her from obtaining other suitable employment during the period in which the Executive is bound by these restraints and will not otherwise impose an undue hardship on her. The Executive further agrees that she will never assert, or permit to be asserted on her behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” has the meaning ascribed to such term in the LP Agreement.

(b) “Closing” means the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 14, 2020, by and among LifeStance Health Holdings, Inc., a Delaware corporation, Lynnwood Intermediate Holdings, Inc., a Delaware corporation, Lynnwood MergerSub, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the sellers’ representative.

(c) “Confidential Information” means (i) any proprietary or confidential matters concerning any member of the Group, including the business, products, markets, condition (financial or other), operations, processes, intellectual property, customers, vendors, pricing, results of operations, cash flows, prospects and affairs of any member of the Group, and (ii) this Agreement, the LP Agreement and any other agreements contemplated thereby or any information, including the terms, conditions or any other facts, relating to this Agreement, the LP Agreement and any other agreements contemplated thereby or the transactions contemplated hereby or thereby, or any confidential discussions or negotiations related thereto; provided, that, “Confidential Information” shall not include information (A) that is or becomes available to the public or within the industry of a member of the Group, other than as a result of disclosure by the Executive in violation of the Executive’s obligations under this Agreement, (B) that becomes available to the Executive on a non-confidential basis from a source other than the Company or its Affiliates, provided that such source is not known by the Executive to be bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy with respect to such information, or (C) that is or was independently developed by the Executive without use of or reliance on Confidential Information.

(d) “Group” means the Partnership and its subsidiaries.

(e) “Inventions” means any and all inventions, formulas, discoveries, developments, designs, innovations, improvements or processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Group member premises) during the Executive’s employment; provided, that, pursuant to the law of the State of Washington, RCW 49.44.140, the Company shall have no rights under this Agreement to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates was used and which was developed entirely on the Executive’s own time, unless: (i) the invention relates (A) directly to the business of the Company or any of its Affiliates or (B) to the Company’s or any of its Affiliates’ actual or demonstrably anticipated research or development; or (ii) the invention results from any work performed by the Executive for the Company or any of its Affiliates.

(f) “LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership, dated as of May 14, 2020 (as the same may be further amended, restated, modified or otherwise supplemented from time to time).

(g) “Partnership” means Lynwood TopCo, L.P. or any successor thereto.

(h) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(i) “Restricted Business” means (i) any business that competes with any service or product offering conducted by any member of the Group as of the Closing, during the Executive’s employment or as of the termination of the Executive’s employment or (ii) any other business being actively and demonstrably contemplated to be conducted by any member of the Group as of the Closing, during the Executive’s employment or as of the termination of the Executive’s employment; provided, that, with respect to application of the non-competition covenant after termination of the Executive’s employment, as set forth in Section 9(a), Restricted Business shall not include any business that a member of the Group was actively and demonstrably contemplating during the Executive’s employment, but that no member of the Group is conducting, or actively and demonstrably contemplating, as of the termination of the Executive’s employment.

(j) “Restricted Persons” means employees, clinicians, independent contractors and services providers of the Group.

(k) “Restricted Territory” means the United States.

13. Indemnification. To the maximum extent permitted from time to time under the Company’s Certification of Incorporation, Bylaws, and the law of the State of Delaware, the Executive shall be entitled to indemnification in connection with any investigation, action, suit, proceeding or claim made against or naming the Executive in her capacity as an officer of the Company.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, that, the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances, other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Compensation Committee, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment (including, without limitation, the Prior Agreement). Notwithstanding the foregoing, this Agreement shall not supersede any effective assignment of intellectual property to the Company or any of its Affiliates pursuant to applicable law or any prior agreement by and between the Executive and the Company or any of its Affiliates, or constitute a waiver by the Company or any of its Affiliates of any rights they have or may have under any such prior agreement with respect to confidentiality, intellectual property and similar obligations imposed upon the Executive.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Washington state contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Washington, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LIFESTANCE HEALTH, INC.

/s/ Gwendolyn Booth	By:	/s/ Michael K. Lester
Gwendolyn Booth	Name:	Michael K. Lester
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Employment Agreement]